EXHIBIT 2

                                                                       Exhibit B
                               AFFILIATE'S LETTER


Medtronic, Inc.
7000 Central Avenue, N.E.
Minneapolis, MN  55432

Ladies and Gentlemen:

The undersigned officer and/or director of Physio-Control International Corporation (the "Company") has been advised that the undersigned is deemed by the Company to be an "affiliate" of the Company, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") (such rule, as amended or replaced by any successor rule, referred to herein as "Rule 145"). Pursuant to the terms of the Agreement and Plan of Merger dated on or about the date hereof (the "Merger Agreement"), among Medtronic, Inc. ("Parent"), PC Merger Corp. ("Merger Subsidiary"), and the Company, Merger Subsidiary will be merged with and into the Company (the "Merger"). As a result of the Merger, outstanding shares of common stock, $.01 par value per share, of the Company ("Company Common Stock") will be converted into the right to receive shares of common stock, $.10 par value per share, of Parent ("Parent Common Stock"), as determined pursuant to the Merger Agreement.

In order to induce Parent and the Company to enter into the Merger Agreement, the undersigned (referred to herein as "Affiliate") represents, warrants and agrees as follows:

1. Affiliate will not directly or indirectly take any action that would have the effect of jeopardizing the treatment of the Merger as a "pooling of interests" for accounting purposes, including but not limited to any sale, transfer, pledge, disposal of, or other reduction in Affiliate's risk relative to, any Parent Common Stock or Company Common Stock during the period specified by Accounting Series Release No. 130 and 135 of the Securities and Exchange Commission (the "SEC"), which period generally includes the period commencing 30 days prior to the Merger and ending at such time as financial statements covering at least 30 days of the post-Merger combined operations of Parent and the Company have been published by Parent.

2. Affiliate has been advised that the issuance of the Parent Common Stock, if any, to Affiliate pursuant to the Merger is being registered with the SEC under the Securities Act and the rules and regulations promulgated thereunder on a Registration Statement on Form S-4. However, Affiliate has also been advised that, because Affiliate is deemed to be an "affiliate" of the Company (as that term is used in paragraphs (c) and (d) of Rule 145), any sale, transfer or other disposition by Affiliate of any Parent Common Stock issued pursuant to the Merger will, under current law, require either
     (a) further registration under the Securities Act of the Parent Common Stock to be sold, transferred, or otherwise disposed of, or (b) compliance with Rule 145, or (c) the availability of another exemption from such registration.

3. Affiliate will not offer to sell, sell, or otherwise dispose of any Parent Common Stock issued pursuant to the Merger except pursuant to an effective registration statement or in compliance with Rule 145 or another exemption from the registration requirements of the Securities Act (the compliance with Rule 145 or the availability of such other exemption to be established by Affiliate to the satisfaction of Parent's counsel).

4. Affiliate consents to the placement of a stop transfer order with the Company's and Parent's stock transfer agent and registrar, and to the placement of the following legend on certificates representing the Company Common Stock and Parent Common Stock issued or to be issued to Affiliate:

          "THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH AN AFFILIATE'S LETTER FROM THE UNDERSIGNED TO [PARENT], AND IN COMPLIANCE WITH RULE 145 OF THE SECURITIES ACT OF 1933."

5. Affiliate has carefully read this letter and has discussed with counsel for Affiliate or counsel for the Company, to the extent Affiliate felt necessary, the requirements of this letter and other applicable limitations on the ability of Affiliate to sell, transfer, or otherwise dispose of Company Common Stock and Parent Common Stock.

6. The Company agrees to take all reasonable actions up to the date of the Merger, including but not limited to the placement of a stop transfer order with the Company's stock transfer agent and registrar, to ensure compliance by Affiliate with the provisions of this letter.

                                        Very truly yours,

_________________, 1998                 ________________________________________
                                        (Signature)

                                        ________________________________________
                                        (Name) (Please Print)


                                        PHYSIO-CONTROL INTERNATIONAL CORPORATION

                                        By:_____________________________________
                                           Its:_________________________________

                                                                       Exhibit C
                         AGREEMENT TO FACILITATE MERGER


DATE:    ___________, 1998

PARTIES:

     Medtronic, Inc.,                                     (hereinafter "Parent")
     a Minnesota corporation

     and

     -------------------------,
     an individual officer and/or director
     of Physio-Control International Corporation     (hereinafter "Shareholder")

RECITALS:

         A. Shareholder is the legal or beneficial owner of __________ shares of Common Stock of Physio-Control International Corporation, a Washington corporation (the "Company"), and the holder of options, warrants, or other rights to acquire __________ shares of Company Common Stock.

         B. Parent, the Company, and a wholly-owned subsidiary of Parent are entering, or have entered, into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which it is proposed that Parent's subsidiary will merge with and into the Company (the "Merger") and as a result of which the outstanding shares of Company Common Stock shall be converted into Parent Common Stock.

         C. Shareholder deems it to be in Shareholder's best interest and in the best interests of the Company and all other shareholders of the Company that the Merger Agreement be approved, ratified, and confirmed by the shareholders of the Company, and it is a condition to Parent's obligations under the Merger Agreement that Individual enter into this Agreement.

         D. It is understood and acknowledged by the Shareholder that Parent's execution of the Merger Agreement is being done in reliance upon the contemporaneous or prompt subsequent execution and delivery of this Agreement, that Parent will incur substantial expenses proceeding toward consummation of the Merger as contemplated by the Merger Agreement, and that such expenses will be undertaken in reliance upon and as a result of the agreements and undertakings of Shareholder set forth herein.

         NOW, THEREFORE, in consideration of the foregoing, and in order to induce Parent to execute the Merger Agreement and to proceed as contemplated by the Merger Agreement toward the consummation of the Merger, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS:

         1. Vote in Favor of Merger. Shareholder, in his or her capacity as a shareholder of the Company or as a representative with the authority to vote shares of Company Common Stock, agrees to vote (or caused to be voted) all shares of Company Common Stock with respect to which Shareholder presently owns or controls voting power, and all shares of Company Common Stock with respect to which Shareholder in the future acquires ownership or voting power, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, (i) in favor of the approval, consent, and ratification of the Merger Agreement and the Merger, and (ii) against any action that would impede, interfere, or discourage the Merger, would facilitate an acquisition of the Company, in any manner, by a party (other than Parent), or would result in any breach of representation, warranty, covenant, or agreement of the Company under the Merger Agreement. To the extent inconsistent with the foregoing provisions of this Section 1, Shareholder hereby revokes any and all previous proxies with respect to any shares of Company Common Stock that Shareholder owns or has the right to vote. Nothing in this Agreement shall be deemed to restrict or limit Shareholder's right to act in his capacity as an officer or director of the Company consistent with his fiduciary obligations in such capacity.

         2.   Representations   and  Warranties  of   Shareholder.   Shareholder
represents and warrants to Parent that Shareholder has the legal capacity to enter into and perform all of Shareholder's obligations under this Agreement. The execution, delivery, and performance of this Agreement by Shareholder will not violate any other agreement to which Shareholder is a party, including, without limitation, any voting agreement, shareholders agreement, or voting trust. This Agreement has been duly executed and delivered by Shareholder and constitutes a legal, valid, and binding agreement of Shareholder, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and similar laws, now or hereafter in effect.

         3. Successors and Assigns. This Agreement shall be binding upon any permitted purchasers, donees, pledgees, and other transferees of Company Common stock legally or beneficially owned by Shareholder. Shareholder agrees not to make any sales, gifts, transfers, pledges, or other dispositions of Company Common Stock without first making any such transferee or pledgee fully aware of the obligations under this Agreement and obtaining such transferee's or pledgee's written agreement to comply with the terms hereof.

         4. Injunctive Relief. Shareholder agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may be without an adequate remedy at law. Shareholder therefore agrees that in the event of Shareholder's breach of any provision of this Agreement, Parent may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, Parent will not be precluded from seeking or obtaining any other relief to which it may be entitled.

         5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same document.

         6. Further Assurances. Shareholder shall execute and deliver such additional documents and take such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

         7. Third-Party Beneficiaries. Nothing in this Agreement, expressed or implied, shall be construed to give any person other than the parties hereto any legal or equitable right, remedy, or claim under or by reason of this Agreement or any provision contained herein.

         8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota (regardless of the laws that might otherwise govern under applicable Minnesota principles of conflicts of laws).

         9. Effectiveness. If this Agreement is executed by Shareholder prior to the approval of the Merger Agreement by the Company's Board of Directors, then this Agreement shall be subject to, and shall become effective only upon, the approval of the Merger Agreement by the Company's Board of Directors. This Agreement shall terminate upon termination of the Merger Agreement by Parent.

         IN WITNESS WHEREOF, Parent has caused this Agreement to Facilitate Merger to be executed by its duly authorized officer, and Shareholder has executed this Agreement, as of the date and year first above written.

                                          MEDTRONIC, INC.


                                          By:___________________________________
                                             Its:_______________________________


                                          SHAREHOLDER:


                                          ______________________________________
                                          [signature]

                                          ______________________________________
                                          [print name]

                                                                       Exhibit D
                            NONCOMPETITION AGREEMENT


     THIS AGREEMENT is entered into by and between __________________ ("Individual") and Medtronic, Inc., a Minnesota corporation ("Parent"), as of ___________, 1998, but effective commencing on the date of the consummation of the Merger described in the Merger Agreement referred to herein (the "Effective Date").

                                    RECITALS:

     WHEREAS,  Individual  is an employee,  consultant,  officer,  director or a
shareholder   of   Physio-Control   International   Corporation,   a  Washington
corporation (the "Company"); and

     WHEREAS, Parent, the Company, and a wholly-owned subsidiary of Parent ("Merger Subsidiary") propose to enter into an Agreement and Plan of Merger dated on or about the date hereof (the "Merger Agreement"), pursuant to which, on the Effective Date, Parent will acquire the capital stock and business (including goodwill) of the Company by the merger of Merger Subsidiary with and into the Company (the "Merger"); and

     WHEREAS, Individual will receive Parent common stock in the Merger; and

     WHEREAS, Individual desires to induce Parent to enter into the Merger Agreement and consummate the transactions contemplated thereby, and it is a condition to Parent's obligations under the Merger Agreement that Individual enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and to induce Parent to enter into the Merger Agreement and to consummate the Merger, and subject to the terms and conditions set forth herein, the parties hereto agree as follows:

     1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth or referenced below:

     "Company Product" means any product, product line, process, formulation, or service (including any component thereof or research to develop information useful in connection therewith) that as of the Effective Date, is being designed, developed, manufactured, marketed, or sold by the Company or is planned by the Company for design, development, manufacture, marketing, or sale.

     "Competitive Product" means any product, product line, process, formulation, or service (including any component thereof or research to develop information useful in connection therewith) that is designed, developed, manufactured, marketed, or sold by anyone other than Parent and is of a similar type, performs similar functions, or is used for the same purposes as a Company Product.

     "Parent" means Medtronic, Inc. and all of its subsidiary and affiliated corporations and the operating divisions of any of them (including but not limited to the Company from and after the Merger).

     2. Noncompetition Covenant. From and after the Effective Date until the forty-two (42) month anniversary of the Effective Date, Individual will not, either alone or in any capacity with another person or legal entity:

               (a) directly or indirectly own any interest in, control, be employed by or associated with, or render services (including but not limited to services in research) to any person or entity, or subsidiary, subdivision, division, or joint venture of such entity (except Parent), in connection with the design, development, manufacture, marketing, or sale of a Competitive Product; provided, however, that the foregoing shall not prohibit Individual from holding a passive equity ownership interest of less than 2% in an entity and, if Individual is an employee of Parent, to the extent such ownership is permitted by Parent's conflict policies as generally applied;

               (b) directly or indirectly hire or solicit any of the Company's present employees for the purpose of hiring them or inducing them to leave their employment with the Company;

               (c) directly or indirectly solicit, attempt to solicit, interfere, or attempt to interfere with the Company's or Parent's relationship with its customers for Company Products, on behalf of Individual or any other person or entity engaged in the design, development, manufacture, marketing, or sale of a Competitive Product; or

               (d) directly or indirectly design, develop, manufacture, market, or sell any Competitive Product.

     3. Geographic Scope. Individual acknowledges that each of the Company and Parent operates throughout the world and that the market for Company Products is worldwide. Individual therefore agrees that the covenants contained in Section 2 shall apply within all counties of all states of the United States and within all counties, provinces, districts, and/or other comparable legal boundaries elsewhere throughout the world.

     4. Injunctive Relief. In addition to any other relief or remedies afforded by law or in equity, if Individual breaches this Agreement, Individual agrees that Parent shall be entitled, as a matter of right, to injunctive relief in any court of competent jurisdiction plus reasonable attorneys' fees if successful in securing such relief. Individual recognizes that products and inventions generated by Individual while an employee of the Company or pursuant to the consulting while a consultant to the Company are the property of the Company, the value of which would be adversely affected by Individual's violation of this Agreement, and Individual hereby admits that irreparable damage will result to Company if Individual violates or threatens to violate the terms of this Agreement. This Section 4 shall not preclude the granting of any other appropriate relief including, without limitation, money damages against Individual for breach of such sections of this Agreement.

     5. Severability. If it is determined by a court of competent jurisdiction that any term or provision of this Agreement is invalid or unenforceable, then
(i) the remaining terms and provisions hereof shall be unimpaired, and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     6. Authority. Individual represents and warrants to Parent as follows: (a) Individual has full capacity and authority to enter into this Agreement and to perform Individual's obligations hereunder; (b) this Agreement has been duly executed and delivered by Individual and constitutes a legal, valid, and binding agreement of Individual, enforceable against Individual in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles; and (c) neither the execution and delivery of this Agreement nor compliance by Individual with its terms and provisions will violate (i) any permit or license of Individual, or
(ii) any law, statute, regulation, injunction, order, or decree of any government agency or authority or court to which Individual is subject.

     7. Complete Agreement; Effectiveness. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements between the parties, whether written or oral, relating hereto. Notwithstanding any contrary provisions of this Agreement, the effectiveness of this Agreement is conditioned upon and subject to the occurrence of the Merger.

     8. Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto. This Agreement shall not be superseded by any future agreement entered into between Individual and Parent unless such future agreement specifically refers to this Agreement by date and states specifically by section reference the portions of this Agreement that such future agreement is intended to supersede.

     9. Titles and Headings; Construction. The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Individual acknowledges that Individual and Parent have jointly participated in the negotiation and drafting of this Agreement, and the parties agree that this Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

     10. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, this Agreement may not be assigned without the express written consent of all parties, except Company or Parent may assign this Agreement to a subsidiary of Parent or to such business organization that shall succeed to the business of Company or of such subsidiary to which this Agreement relates.

     11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Minnesota, including all matters of construction, validity, performance, and enforcement, without giving effect to principles of conflict of laws.

     12. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

     IN WITNESS WHEREOF, each of the parties has caused this Noncompetition Agreement to be executed in the manner appropriate to each, as of the date first above written.



                                            ____________________________________
                                            [Individual]


                                            MEDTRONIC, INC.


                                            By:_________________________________
                                               Its:_____________________________

                                                                       Exhibit E
                             STOCK OPTION AGREEMENT


         THIS AGREEMENT is dated as of June ___, 1998, between Medtronic,  Inc.,
a  Minnesota   corporation   ("Grantee"),   and   Physio-Control   International
Corporation, a Washington corporation ("Issuer").

                                    RECITALS

         A. Grantee, Issuer, and PC Merger Corp., a Washington corporation and wholly-owned subsidiary of Grantee ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger (the "Merger Agreement") which provides, among other things, that, upon the terms and subject to the conditions thereof, Merger Subsidiary will be merged with and into Issuer (the "Merger").

         B.  As a  condition  to  its  willingness  to  enter  into  the  Merger
Agreement, Grantee has required that Issuer enter into this Agreement, which provides, among other things, that Issuer grant to Grantee an option to purchase shares of Issuer's Common Stock, par value $.0l per share ("Issuer Common Stock"), upon the terms and subject to the conditions provided for herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained in this Agreement and the Merger Agreement, the parties agree as follows:

         1. Grant of Option. Subject to the terms and conditions of this Agreement, Issuer hereby grants to Grantee an irrevocable option (the "Option") to purchase 3,526,683 shares of Issuer Common Stock (the "Option Shares"), in the manner set forth below, at an exercise price of $27.50 per share of Issuer Common Stock, subject to adjustment as provided below (the "Option Price"). Issuer represents that the Option Shares represent at least 19.9% of the number of shares of Issuer Common Stock outstanding on the date hereof. Capitalized terms used herein but not defined herein shall have the meanings set forth in the Merger Agreement.

         2. Exercise of option.

                  (a) Subject to the satisfaction or waiver of the conditions set forth in Section 9 of this Agreement, prior to the termination or expiration of this Agreement in accordance with its terms, Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) may exercise the option, in whole or in part, at any time or from time to time on or after the public disclosure of, or the time at which Grantee shall have learned of, the earliest of (i) or (ii) below to occur:

                           (i) the Merger Agreement is terminated pursuant to Section 7.1(e) or 7.1(f) of the Merger Agreement; or

                           (ii) any third party makes an Alternative Proposal or
                  acquires 15% or more of the outstanding Issuer Common Stock prior to the Company Shareholders Meeting, and either (A) the requisite vote of the shareholders of Issuer to approve the Merger is not obtained or (B) the number of shares of Issuer Common Stock for which notice of exercise of dissenters' rights under the WBCA has been given would prevent the Merger from qualifying as a pooling of interests for accounting purposes or (C) the Merger Agreement is terminated (other than pursuant to Section 7.1(a), (b), (c) or (h) of the Merger Agreement),

                  (b) In the event Grantee wishes to exercise the Option at such time as the Option is exercisable, Grantee shall deliver written notice (the "Exercise Notice") to Issuer specifying its intention to exercise the Option, the total number of Option Shares it wishes to purchase, and a date and time for the closing of such purchase (a "Closing") not less than three nor more than 30 business days after the later of (i) the date such Exercise Notice is given and (ii) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). If prior to the Expiration Date (as defined in Section 11 below) any person or group (other than Grantee or its affiliates) shall have made a bona fide proposal that becomes publicly disclosed, with respect to a tender offer or exchange offer for 50% or more of the then outstanding shares of Issuer Common Stock (a "Share Proposal"), a merger, consolidation, or other business combination (a "Merger Proposal"), or any acquisition of a material portion of the assets of Issuer (an "Asset Proposal"), or shall have acquired 50% or more of the then outstanding shares of Issuer Common Stock (a "Share Acquisition"), and this Option is then exercisable, then Grantee, in lieu of exercising the Option, shall have the right at any time thereafter (for so long as the option is exercisable under Section 2(a)) to request in writing that Issuer pay, and promptly (but in any event not more than five business days) after Grantee makes such request, Issuer shall, subject to Section 2(c) below, pay to Grantee by certified check, official bank check or wire transfer pursuant to Grantee's instructions, in cancellation of the option, an amount in cash (the "Cancellation Amount") equal to (i) the lesser of

                           (x) the excess  over the Option  Price of the greater
                  of (A) the last sale price of a share of Issuer Common Stock as reported on the Nasdaq National Market on the last trading day prior to the date of the Exercise Notice, or (B)(1) the highest price per share of Issuer Common Stock offered to be paid or paid by any such person or group pursuant to or in connection with a Share Proposal, a Share Acquisition, or a Merger Proposal, or (2) the aggregate consideration offered to be paid or paid in any transaction or proposed transaction in connection with an Asset Proposal, divided by the number of shares of Issuer Common Stock then outstanding, and

                           (y) $4.25 [$15 million divided by initial number of
                  Option Shares],

         multiplied by (ii) the number of Option Shares then covered by the Option; provided, however, that if, prior to payment of the Cancellation Amount, Grantee has been paid or is payable by its terms by Issuer the termination fee described in Section 7.2 of the Merger Agreement (the "Termination Fee"), then the Cancellation Amount shall be reduced (but not below zero) to the extent necessary so that the sum of the Termination Fee and the Cancellation Amount shall not exceed $20 million. If all or a portion of the price per share of Issuer Common Stock offered, paid, or payable or the aggregate consideration offered, paid, or payable for the assets of Issuer, each as contemplated by the preceding sentence, consists of noncash consideration, such price or aggregate consideration shall be the cash consideration, if any, plus the fair market value of the noncash consideration as mutually determined by the investment bankers of Issuer and the investment bankers of Grantee.

                  (c) Following exercise of the Option by Grantee, in the event that Grantee sells, pledges, or otherwise disposes of (including, without limitation, by merger or exchange) any of the Option Shares (a "Sale"), then any Termination Fee due and payable by Issuer following such time shall be reduced to the extent necessary so that the sum of

                           (x)  the Termination Fee and

                           (y) the amount received (whether in cash, loan proceeds, securities, or otherwise) by Grantee in such Sale less the exercise price of such Option Shares sold in the Sale (the "Option Share Profit")

         shall not exceed $20 million. If Issuer has paid to Grantee the Termination Fee prior to the Sale, then Grantee shall immediately remit to Issuer the excess, if any, of the Option Share Profit over $5 million.

         3. Payment of Option Price and Delivery of Certificate. Any Closings under Section 2 of this Agreement shall be held at the principal executive offices of Issuer, or at such other place as Issuer and Grantee may agree. At any Closing hereunder, (a) Grantee or its designee will make payment to Issuer of the aggregate price for the Option Shares being so purchased by delivery of a certified check, official bank check, or wire transfer of funds pursuant to Issuer's instructions payable to Issuer in an amount equal to the product obtained by multiplying the Option Price by the number of Option Shares to be purchased, and (b) upon receipt of such payment Issuer will deliver to Grantee or its designee (which shall be a wholly-owned subsidiary of Grantee) a certificate or certificates representing the number of validly issued, fully paid, and nonassessable Option Shares so purchased, in the denominations and registered in such names (which shall be Grantee or a wholly-owned subsidiary of Grantee) designated in writing to Issuer by Grantee.

         4.       Registration and Listing of Option Shares.

                  (a) Issuer agrees to use its reasonable best efforts to (i) effect as promptly as possible upon the request of Grantee and (ii) cause to become and remain effective for a period of not less than six months (or such shorter period as may be necessary to effect the distribution of such shares) the registration under the 1933 Act, and any applicable state securities laws, of all or any part of the Option Shares as may be specified in such request; provided, however, that (i) Grantee shall have the right to select the managing underwriter for any such offering after consultation with Issuer, which managing underwriter shall be reasonably acceptable to Issuer, and (ii) Grantee shall not be entitled to more than two effective registration statements hereunder.

                  (b) In addition to such demand registrations, if Issuer proposes to effect a registration of Issuer Common Stock for its own account or for the account of any other shareholder of Issuer, Issuer will give prompt written notice to all holders of Options or Option Shares of its intention to do so and shall use its reasonable best efforts to include therein all Option Shares requested by Grantee to be so included. No registration effected under this Section 4(b) shall relieve Issuer of its obligations to effect demand registrations under
         Section 4(a) hereof.

                  (c) Registrations effected under this Section 4 shall be effected at Issuer's expense, including the fees and expenses of counsel to the holder of Options or Option Shares, but excluding underwriting discounts and commissions to brokers or dealers. In connection with each registration under this Section 4, Issuer shall indemnify and hold each holder of Options or Option Shares participating in such offering (a "Holder"), its underwriters, and each of their respective affiliates harmless against any and all losses, claims, damage, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which such Holder, its underwriters, and each of their respective affiliates may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement (including any prospectus therein), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, other than such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) that arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by a Holder to Issuer expressly for use in such registration statement.

                  (d) In connection with any registration statement pursuant to this Section 4, each Holder agrees to furnish Issuer with such information concerning itself and the proposed sale or distribution as shall reasonably be required in order to ensure compliance with the requirements of the 1933 Act. In addition, Grantee shall indemnify and hold Issuer, its underwriters and each of their respective affiliates harmless against any and all losses, claims, damages, liabilities, and expenses (including, without limitation, investigation expenses and fees and disbursements of counsel and accountants), joint or several, to which Issuer, its underwriters, and each of their respective affiliates may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages, liabilities, or expenses (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in written information furnished by any Holder to Issuer expressly for use in such registration statement.

                  (e) Upon the issuance of Option Shares hereunder, Issuer will use its reasonable best efforts promptly to list such Option Shares with the Nasdaq National Market or on such national or other exchange on which the shares of Issuer Common Stock are at the time listed.

         5. Representations and Warranties of Issuer. Issuer hereby represents and warrants to Grantee as follows:

                  (a) Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Washington and has requisite power and authority to enter into and perform this Agreement.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer, and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Board of Directors of Issuer has duly approved the issuance and sale of the Option Shares, upon the terms and subject to the conditions contained in this Agreement, and the consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Issuer and, assuming this Agreement has been duly and validly authorized, executed, and delivered by Grantee, constitutes a valid and binding obligation of Issuer enforceable against Issuer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors, rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

                  (c) Issuer has taken all necessary action to authorize and reserve for issuance and to permit it to issue, and at all times from the date of this Agreement through the date of expiration of the Option will have reserved for issuance upon exercise of the Option, such number of authorized shares of Issuer Common Stock as is equal to the number of Option Shares (or such other amount as may be required pursuant to Section 10 hereof), each of which, upon issuance pursuant to this Agreement and when paid for as provided herein, will be validly issued, fully paid, and nonassessable, and shall be delivered free and clear of all claims, liens, charges, encumbrances, and security interests and not subject to any preemptive rights.

                  (d) The execution, delivery, and performance of this Agreement by Issuer and the consummation by it of the transactions contemplated hereby except as required by the HSR Act (if applicable), and, with respect to Section 4, compliance with the provisions of the 1933 Act and any applicable state securities laws, do not require the consent, waiver, approval, license, or authorization of or result in the acceleration of any obligation under, or constitute a default under, any term, condition, or provision of any charter or bylaw, or any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation, or decree or any restriction to which Issuer or any property of Issuer or its subsidiaries is bound, except where the failure to obtain such consents, waivers, approvals, licenses, or authorizations or where such acceleration or defaults could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         6. Representations and Warranties of Grantee. Grantee hereby represents and warrants to Issuer that:

                  (a) Grantee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Minnesota and has requisite power and authority to enter into and perform this Agreement.

                  (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Grantee, and no other corporate proceedings on the part of Grantee are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Grantee and, assuming this Agreement has been duly executed and delivered by Issuer, constitutes a valid and binding obligation of Grantee enforceable against Grantee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting or relating to creditors' rights generally; the availability of injunctive relief and other equitable remedies; and limitations imposed by law on indemnification for liability under federal securities laws.

                  (c) Grantee or its designee is acquiring the Option and it will acquire the Option Shares issuable upon the exercise thereof for its own account and not with a view to the distribution or resale thereof in any manner not in accordance with applicable law.

         7. Covenants of Grantee. Grantee agrees not to transfer or otherwise dispose of the Option or the Option Shares, or any interest therein, except in compliance with the 1933 Act and any applicable state securities law. Grantee further agrees to the placement of the following legend on the certificates) representing the Option Shares (in addition to any legend required under applicable state securities laws):

                  "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER EITHER (1) THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR (2) ANY APPLICABLE STATE LAW GOVERNING THE OFFER AND SALE OF SECURITIES. NO TRANSFER OR OTHER DISPOSITION OF THESE SHARES, OR OF ANY INTEREST THEREIN, MAY BE MADE EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH OTHER STATE LAWS OR PURSUANT TO EXEMPTIONS FROM REGISTRATION UNDER THE ACT, SUCH OTHER STATE LAWS, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER."

         8. Reasonable Best Efforts. Grantee and Issuer shall take, or cause to be taken, all reasonable action to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, reasonable best efforts to obtain any necessary consents of third parties and governmental agencies and the filing by Grantee and Issuer promptly after the date hereof of any required HSR Act notification forms and the documents required to comply with the HSR Act.

         9. Certain Conditions. The obligation of Issuer to issue Option Shares under this Agreement upon exercise of the Option shall be subject to the satisfaction or waiver of the following conditions:

                  (a) any waiting periods applicable to the acquisition of the Option Shares by Grantee pursuant to this Agreement under the HSR Act shall have expired or been terminated;

                  (b) the  representations  and  warranties  of Grantee  made in
         Section 6 of this Agreement shall be true and correct in all material respects as of the date of the Closing for the issuance of such Option Shares; and

                  (c) no order, decree, or injunction entered by any court of competent jurisdiction or governmental, regulatory, or administrative agency or commission in the United States shall be in effect that prohibits the exercise of the option or acquisition of Option Shares pursuant to this Agreement.

         10. Adjustments Upon Changes in Capitalization. In the event of any change in the number of issued and outstanding shares of Issuer Common Stock by reason of any stock dividend, stock split, recapitalization, merger, rights offering, share exchange, or other change in the corporate or capital structure of Issuer, Grantee shall receive, upon exercise of the Option, the stock or other securities, cash, or property to which Grantee would have been entitled if Grantee had exercised the Option and had been a holder of record of shares of Issuer Common Stock on the record date fixed for determination of holders of shares of Issuer Common Stock entitled to receive such stock or other securities, cash, or property at the same aggregate price as the aggregate Option Price of the Option Shares.

         11. Expiration. The Option shall expire at the earlier of (a) the Effective Time (as defined in the Merger Agreement) or (b) if exercisable pursuant to Section 2 hereof, one year after termination of the Merger Agreement in accordance with the terms thereof (such expiration date is referred to as the "Expiration Date").

         12.      General Provisions.

                  (a) Survival. All of the representations, warranties, and covenants contained herein shall survive each Closing and shall be deemed to have been made as of the date hereof and as of the date of each Closing.

                  (b) Further Assurances. If Grantee exercises the Option, or any portion thereof, in accordance with the terms of this Agreement, Issuer and Grantee will execute and deliver all such further documents and instruments and use their reasonable best efforts to take all such further action as may be necessary in order to consummate the transactions contemplated thereby.

                  (c) Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited, or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not be invalid, prohibited, or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

                  (d) Assignment. This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Issuer shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder, and Grantee shall not be entitled to assign or otherwise transfer any of its rights or obligations hereunder prior to the Option becoming exercisable pursuant to Section 2 hereof.

                  (e) Specific Performance. The parties agree and acknowledge that in the event of a breach of any provision of this Agreement, the aggrieved party would be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in any court of competent jurisdiction to enforce specific performance or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party will not be precluded from seeking or obtaining any other relief to which it may be entitled.

                  (f) Amendments. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by Grantee and Issuer.

                  (g) Notices. All notices, requests, claims, demands, and other communications hereunder shall be in writing and shall be deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the other party at the following addresses (or such other address for a party as shall be specified by like notice):

                  If to Grantee:

                      Medtronic, Inc.
                      7000 Central Avenue, N.E.
                      Minneapolis, MN  55432

                      with separate copies thereof addressed to

                      Attention:    General Counsel
                                    FAX:  (612) 572-5459

                      and

                      Attention:    Vice President and Chief Development Officer
                                    FAX: (612) 572-5404

                  If to Issuer:

                      Physio-Control International Corporation
                      11811 Willows Road N.E.
                      Redmond, WA  98073-9706
                      FAX: (425) 867-4142
                      Attention:  Executive Vice President and General Counsel

                      with a copy to:

                      Preston Gates & Ellis LLP
                      5000 Columbia Center
                      701 Fifth Avenue
                      Seattle, WA 98104-7078
                      FAX: (206) 623-7022
                      Attention:  C. Kent Carlson

                  (h) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (i) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and to be performed therein.

                  (k) Jurisdiction and Venue. Each of Issuer and Grantee hereby agrees that any proceeding relating to this Agreement shall be brought in a state court of Minnesota. Each of Issuer and Grantee hereby consents to personal jurisdiction in any such action brought in any such Minnesota court, consents to service of process by registered mail made upon such party and such party's agent, and waives any objection to venue in any such Minnesota court or to any claim that any such Minnesota court is an inconvenient forum.

                  (l) Entire Agreement. This Agreement, the Confidentiality Agreement, and the Merger Agreement and any documents and instruments referred to herein and therein constitute the entire agreement between the parties hereto and thereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. Nothing in this Agreement shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy, or claim under or in respect of this Agreement or any provision contained herein.

                  (m) Expenses. Except as otherwise provided in this Agreement or the Merger Agreement, each party shall pay its own expenses incurred in connection with this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                        MEDTRONIC, INC.


                                        By       /s/ Michael D. Ellwein
                                            Its Vice President

                                        PHYSIO-CONTROL INTERNATIONAL CORPORATION


                                        By       /s/ Richard O. Martin
                                            Its Chairman/CEO

                                                                       Exhibit F
                        OPINION OF THE COMPANY'S COUNSEL


         1. The Company has the requisite corporate power to execute, deliver, and perform the Merger Agreement and to consummate the transactions contemplated thereby.

         2. The execution, delivery, and performance by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby have been duly authorized by the shareholders and the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize the execution, delivery, and performance by the Company of the Merger Agreement and the consummation by the Company of the transactions contemplated thereby.

         3. The Merger Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         4. Except as specifically disclosed in Section 3.6 of the Merger Agreement or Section 3.6 of the Company Disclosure Schedule, the execution, delivery and performance by the Company of the Merger Agreement, the compliance by the Company with the provisions thereof, and the consummation by the Company of the transactions contemplated thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of the Company or any Subsidiary; (ii) violate any statute, rule, regulation, order or decree of any public body or authority (including, but not limited to, the FDA or any non-governmental self-regulatory agency) by which the Company or any Subsidiary or any of their respective properties or assets may be bound; (iii) require any filing with or permit, consent or approval of any federal, state, local or foreign public body or authority (including, but not limited to, the FDA or any non-governmental self-regulatory agency); or (iv) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, a result in the creation of any Lien on any of the properties or assets of the Company or Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, authorization, agreement or other instrument or obligation known to such counsel to which the Company or any Subsidiary is a party, or by which it or any of its properties or assets may be bound, except, in the case of clause (iv), for any such violations, breaches, defaults, or other occurrences that would not prevent or delay consummation of any of the transactions contemplated by the Merger Agreement in any material respect, or otherwise prevent the Company from performing its obligations under the Merger Agreement in any material respect, and would not have a Company Material Adverse Effect.

                                                                       Exhibit G
                           OPINION OF PARENT'S COUNSEL


         1. Each of Parent and Merger Subsidiary has the requisite corporate power to execute, deliver, and perform the Merger Agreement and to consummate the transactions contemplated thereby.

         2. The  execution,  delivery,  and  performance  by Parent  and  Merger
Subsidiary of the Merger Agreement and the consummation by them of the transactions contemplated thereby have been duly authorized by the Board of Directors of Parent and the shareholder and the Board of Directors of Merger Subsidiary, and no other corporate action on the part of Parent or Merger Subsidiary is necessary to authorize the execution, delivery, and performance by Parent and Merger Subsidiary of the Merger Agreement and the consummation by them of the transactions contemplated thereby.

         3. The Merger Agreement has been duly and validly executed and delivered by Parent and Merger Subsidiary and constitutes a valid and binding obligation of them, enforceable against them in accordance with its terms.

         4. Except as specifically disclosed in Section 4.4 of the Merger Agreement or in Section 4.4 of the Parent Disclosure Schedule, the execution, delivery and performance by Parent and Merger Subsidiary of the Merger Agreement, the compliance by them with the provisions thereof, and the consummation by them of the transactions contemplated thereby will not: (i) violate any provision of the Articles of Incorporation or Bylaws of Parent or Merger Subsidiary; (ii) violate any statute, rule, regulation, order, or decree of any public body or authority (including, but not limited to, the FDA or any non-governmental self-regulatory agency) by which Parent or any of its subsidiaries or any of their respective properties or assets may be bound; (iii) require any filing with or permit, consent or approval of any public body or authority (including, but not limited to, the FDA or any non-governmental self-regulatory agency); or (iv) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, result in the loss of any material benefit under, or give rise to any right of termination, cancellation, increased payments, or acceleration under, or result in the creation of any lien on any of the properties or assets of Parent or its subsidiaries under, any of the terms, conditions, or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement or other instrument or obligation known to such counsel to which Parent or any of its subsidiaries is a party, or by which any of them or any of their respective properties or assets may be bound, except in the case of clause (iv), for any such violations, breaches, defaults or other occurrences that would not prevent or delay consummation of any of the transactions contemplated by the Merger Agreement in any material respect, or otherwise prevent Parent from performing its obligations under the Merger Agreement in any material respect, and would not have a Parent Material Adverse Effect.

                                                                       Exhibit H

                               COMPANY LETTERHEAD

                               ____________, 1998



Medtronic, Inc.
7000 Central Avenue, NE
Minneapolis, MN  55432

         RE: Merger transaction pursuant to that certain Agreement and Plan of Merger dated June 27, 1998 by and among Medtronic, Inc., a Minnesota corporation ("Parent"), PC Merger Corp., a Washington corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Physio-Control International Corporation, a Washington corporation (the "Company")

Ladies and Gentlemen:

         The undersigned officers of the Company on behalf of the Company, after consulting with legal counsel and financial auditors regarding the meaning of and the factual support for the following representations, hereby represent, in connection with the proposed merger of Merger Subsidiary with and into the Company, with the Company surviving the merger, in a statutory merger and related transactions (the "Merger") pursuant to that certain Agreement and Plan of Merger among Parent, Merger Subsidiary, and the Company dated June 27, 1998, and Exhibits and Disclosure Schedules thereto (the "Merger Agreement"), that as of the time this certificate is executed, the following facts are now true and will continue to be true as of the Effective Time and closing of the Merger and thereafter where relevant. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms under the Merger Agreement.

         1. The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, except as the parties may otherwise mutually agree. The consideration to be received in the Merger by the shareholders of the Company was determined by arms-length negotiations between the managements of Parent and Merger Subsidiary on the one hand and the Company on the other hand. In connection with the Merger, no shareholder of the Company (other than dissenting shareholders who perfect their right to dissent under the WBCA) will receive in exchange for such shareholder's Company stock, directly or indirectly, any consideration other than shares of Parent voting common stock ("Parent Shares") and cash in lieu of a fractional share thereof.

         2. Following the Merger, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, and it will hold at least 90 percent of the fair market value of Merger Subsidiary's net assets and at least 70 percent of the fair market value of Merger Subsidiary's gross assets held immediately prior to the Merger. For purposes hereof, amounts paid by the Company or Merger Subsidiary to dissenters, amounts paid by the Company or Merger Subsidiary to shareholders who receive cash or other property, amounts used by the Company or Merger Subsidiary to pay reorganization expenses, all redemptions and distributions (except for regular, normal dividends) made by the Company, and assets of the Company or Merger Subsidiary disposed of by the Company or Merger Subsidiary prior to the Merger and in contemplation thereof (including without limitation, any asset disposed of, other than in the ordinary course of business, during the period ending on the Effective Time of the Merger and beginning with the commencement of negotiations between Parent and the Company regarding the Merger), will be included as assets of the Company or Merger Subsidiary, respectively, immediately prior to the Merger.

         3. Except as may be specifically provided for in the Merger Agreement, each of the parties to the Merger will pay separately its or their own expenses, if any, incurred in connection with the Merger. Parent will pay or assume only those expenses of the Company that are solely and directly related to the Merger.

         4. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Subsidiary and the Company that was issued, acquired or will be settled at a discount.

         5. In the Merger, shares of Company stock representing "control" of the company, as defined in section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code"), will be exchanged solely for Parent Shares. For purposes hereof, any shares of Company stock acquired in connection with the Merger by Parent, Merger Subsidiary, or any person related to Parent (within the meaning of Treasury Regulations section 1.368-1(e)(2) and 1.368-1(e)(3)) for consideration other than Parent Shares or shares of Company stock will be treated as outstanding shares of Company stock at the Effective Time. The phrase "in connection with" the Merger has the meaning assigned thereto in Treasury Regulations section 1.368-1(e)(2) and 1.368-1(e)(3).

         6. At the Effective Time, the Company will not have outstanding any warrants, options, convertible securities or any other type of right pursuant to which any person could acquire shares of Company stock that, if exercised or converted, would affect Parent's acquisition or retention of "control" of the company, as defined in section 368(c) of the Code.

         7. The Company is not and will not be as of the Effective Time an "investment company" within the meaning of section 368(a)(2)(F)(iii) and (iv) of the Code.

         8. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of section 368(a)(3)(A) of the Code.

         9. On the date of the Merger, the fair market value of the Company's assets will exceed the aggregate liabilities of the Company plus the amount of liabilities, if any, to which such assets are subject.

         10. the Company has no plan or intention to issue additional shares of Company stock that would result in Parent losing "control" of the Company.

         11. The liabilities of the Company and the liabilities to which the assets of the Company are subject were incurred by the Company in the ordinary course of its business.

         12. The payment of cash by Parent to holders of Company stock in lieu of issuing fractional Parent Shares is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid in the Merger to Company shareholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to the Company shareholders in exchange for their Company stock. The Parent fractional share interests to which each Company shareholder may be entitled in the Merger will be aggregated so that no Company shareholder will receive cash in an amount which would equal or exceed, in the aggregate, the value of one whole share of Parent Share.

         13. None of the payments received by any Company shareholder-employees from the Company which are designated as compensation will be separate consideration for, or allocable to, any of their Company stock; none of the Parent Shares received by any shareholder-employees of the Company will be separate consideration for, or allocable to, any employment agreement; and the compensation paid by the Company to any shareholder-employee of the Company is for services actually rendered and is commensurate with amounts paid to third parties bargaining at arms length for similar services.

         14. The Company is authorized to make all of the representations set forth herein.


         (the remainder of this page has intentionally been left blank)

         The undersigned recognizes that counsel to and auditors for the Company will rely upon the foregoing representations in evaluating the United States federal income tax consequences of the Merger and in rendering the opinion described in Section 6.3(e) of the Merger Agreement that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a)(2)(E) of the Code. Company covenants that it will refrain from taking any actions inconsistent with the representations set out in this letter that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a)(2)(E) of the Code.

                                       COMPANY


                                       Physio-Control International Corporation, a Washington corporation by:______________________________________
                                         its____________________________________

                                                                       Exhibit I
                                PARENT LETTERHEAD

                              ______________, 1998




Physio-Control International Corporation
11811 Willows Road, NE
Redmond, WA  98073

         Re: Merger transaction pursuant to that certain Agreement and Plan of Merger dated June 27, 1998 by and among Medtronic, Inc., a Minnesota corporation ("Parent"), PC MergerCorp., a Washington corporation and wholly-owned subsidiary of Parent ("Merger Subsidiary"), and Physio-Control International Corporation, a Washington corporation (the "Company")

Ladies and Gentlemen:

         The undersigned officers of each of Parent and Merger Subsidiary, on behalf of Parent and Merger Subsidiary, after consulting with legal counsel and financial auditors regarding the meaning of and the factual support for the following representations, hereby represent, in connection with the proposed merger of Merger Subsidiary with and into the Company, with the Company surviving the merger, in a statutory merger and related transactions (the "Merger") pursuant to that certain Agreement and Plan of Merger among Parent, Merger Subsidiary, and the Company dated June 27, 1998, and Exhibits and Disclosure Schedules thereto (the "Merger Agreement"), that as of the time this certificate is executed, the following facts are now true and will continue to be true as of the Effective Time and closing of the Merger and thereafter where relevant. Capitalized terms not otherwise defined herein shall have the meaning assigned to such terms under the Merger Agreement.

         1. The Merger is being effected for bona fide business reasons and will be carried out strictly in accordance with the Agreement, except as the parties may otherwise mutually agree. The consideration to be received in the Merger by the shareholders of the Company was determined by arm's-length negotiations between the managements of Parent and Merger Subsidiary on the one hand and the Company on the other hand. In connection with the Merger, no shareholder of the Company (other than dissenting shareholders who perfect their right to dissent under the WBCA) will receive in exchange for such shareholder's Company stock, directly or indirectly, any consideration other than shares of Parent voting common stock ("Parent Shares") and cash in lieu of a fractional share thereof.

         2. Immediately prior to the Effective Time, Parent will be in control of Merger Subsidiary within the meaning of section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code").

         3. Merger Subsidiary was formed solely to carry out the Merger and has conducted no other business.

         4. Parent has no present plan or intention to cause the Company to issue additional shares of stock after the Merger, or take any other action, that would result in Parent losing control of the Company within the meaning of section 368(c) of the Code.

         5. Neither Parent nor any subsidiary of Parent owns, or has owned during the past five (5) years, directly or indirectly, any shares of Company stock.

         6. Parent has no present plan or intention to reacquire or to permit any "related person," as defined in Treasury Regulations section 1.368-1(e)(3), to acquire any Parent Shares issued in the Merger.

         7. Parent has no present plan or intention to (i) liquidate the Company; (ii) to merge the Company with or into another corporation; (iii) to sell or otherwise dispose of the capital stock of the Company, except for transfers of such capital stock to corporations controlled by Parent; or (iv) to cause the Company to sell or otherwise dispose of any of the Company's assets or any assets acquired from Merger Subsidiary except for dispositions made in the ordinary course of business or transfers described in section 368(a)(2)(C) of the Code.

         8. Following the Merger, Parent shall cause the Company (or a transferee of the Company's stock or business to which the stock or assets of the Company are transferred in a transaction described in section 368(a)(2)(C) of the Code or other transferee described in Treasury Regulation section 1.368-1(d)(4)) to either continue the Company's business, as conducted by the Company immediately prior to the Merger, or to use a significant portion of its business assets, as held by the Company immediately prior to the Merger, in a business.

         9. The payment of cash in lieu of fractional Parent Shares in the Merger is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for-consideration. The fractional share interests of each shareholder of the Company will be aggregated and no shareholder of the Company will receive cash in an amount equal to or greater than the value of one full Parent Share.

         10. In the Merger, shares of Company stock representing "control" of the Company, as defined in section 368(c) of the Code, will be exchanged solely for Parent Shares. For purposes hereof, any shares of Company stock acquired in connection with the Merger by Parent, Merger Subsidiary, or any person related to Parent (within the meaning of Treasury Regulations section 1.368-1(e)(2) and 1.368-1(e)(3)) for consideration other than Parent Shares or shares of Company stock will be treated as outstanding shares of Company stock on the Effective Time.

Neither Parent nor any person related to Parent will acquire any of the Parent Shares issued for "control" of the Company in the Merger from a person to whom such Parent Shares were so issued in the Merger. The phrase "in connection with" the Merger has the meaning assigned thereto in Treasury Regulations section 1.368-1(e)(2) and 1.368-1(e)(3).

         11. Neither Parent nor Merger Subsidiary is an investment company as defined in section 368(a)(2)(f)(iii) and (iv) of the Code.

         12. In the Merger, Merger Subsidiary will have no liabilities assumed by Company and will not transfer to the Company any assets subject to liabilities.

         13. No shares of Merger Subsidiary stock have been or will be used as consideration or issued to shareholders of the Company in the Merger.

         14. None of the payments to be received by any shareholder of the Company that are designated as compensation are actually separate consideration for, or allocable to, any of the shares of Company stock. None of the shares of stock received by any shareholder-employees of Company will be separate consideration for any employment agreement or other arrangement for the provision of services or for any covenants not to compete, and the compensation paid to any shareholder-employee of the Company by Parent will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services.

         15. There is no intercorporate indebtedness existing between Parent and the Company or between Merger Subsidiary and the Company that was issued, acquired, or will be settled at a discount.

         16. Parent and Merger Subsidiary are authorized to make all of the representations set forth herein.

         (the remainder of this page has intentionally been left blank)

         The undersigned recognize that counsel to and auditors for the Company will rely upon the foregoing representations in evaluating the United States federal income tax consequences of the Merger and in rendering the opinion described in Section 6.3(e) of the Merger Agreement that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a)(2)(E) of the Code. Parent covenants that it will refrain from taking any actions inconsistent with the representations set out in this letter that would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a)(2)(E) of the Code.

                                                 PARENT


                                                 Medtronic, Inc.
                                                 a Minnesota corporation


                                                 by:____________________________
                                                   its__________________________

                                                 MERGER SUBSIDIARY

                                                 PC MergerCorp,
                                                 a Washington corporation


                                                 by:____________________________
                                                   its__________________________